Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
GLYCOMIMETICS, INC.

GlycoMimetics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

FIRST:  The name of this Company is GlycoMimetics, Inc.

SECOND:  The Company’s Amended and Restated Certificate of Incorporation was filed on January 15, 2014.

THIRD:  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”), to amend and restate Paragraph A of Article IV of the Certificate of Incorporation in its entirety as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Company shall have authority to issue is One Hundred Eighty Million (180,000,000) shares, of which One Hundred Seventy-Five Million (175,000,000) shares shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001), and Five Million (5,000,000) shares shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”

FOURTH:  This Certificate of Amendment was submitted to the stockholders of the Company and was duly adopted and approved in accordance with the provisions of Sections  228 and 242 of the General Corporate Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective at 8:47 am (Eastern Daylight Time) as of June 13, 2025.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its Principal Executive Officer this  13th  day of June, 2025.

GLYCOMIMETICS, INC.

By:	/s/ Brian Hahn
Brian Hahn
Principal Executive Officer